Exhibit 99.1

Introduction to the Unaudited Pro Forma Condensed Consolidated Financial Statements

On March 31, 2014, we completed the abandonment (or "wind down") of our energy services business. In connection with the wind down, we executed agreements to assign a significant portion of our nonaffiliated natural gas transportation and storage contracts, or otherwise released capacity to unaffiliated third parties resulting in noncash charges of $138.6 million in 2013. We assigned or released in total 20 natural gas storage and transportation contracts to the following parties or their affiliates; Tenaska, Inc.; Devon Energy Corporation; AGL Resources, Inc.; Sequent Energy Management, L.P.; MIECO, Inc.; BG Group; DCP Midstream Partners, LP. and Midwest Energy, Inc. with a total financial impact of $138.6 million. All of the remaining natural gas transportation and storage contracts not previously released or assigned expired on their own terms on or before March 31, 2014. Our energy services business continued to serve its contracted premium-services customers until these remaining contracts expired on or before March 31, 2014. Our energy services business was classified as discontinued operations, effective at the close of business March 31, 2014, when substantially all operations ceased.

The amounts in the columns titled "Historical ONEOK as Previously Presented" in the accompanying unaudited pro forma condensed consolidated financial statements have been derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed on February 25, 2014. These unaudited pro forma condensed consolidated financial statements of ONEOK do not include the effect of the separation of our former natural gas distribution business, which was competed on January 31, 2014, and has subsequently been included in discontinued operations. The unaudited pro forma condensed consolidated financial statements are being presented to give effect to the wind down of our energy services business and have been prepared as of March 31, 2014 based upon the historical financial statements filed as of that date. Effective with the filing of our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, our energy services business was reported as discontinued operations and has been reflected as discontinued operations in our historical financial statements and the related notes as filed in our Current Report on Form 8-K dated September 18, 2014.

The following unaudited pro forma condensed consolidated balance sheet gives effect to the wind down of energy services business as if it had occurred on December 31, 2013. The unaudited pro forma statements of income give effect to the wind down described above as if it had occurred on January 1, 2011. The unaudited pro forma condensed consolidated financial statements are for illustrative purposes only and do not reflect what our financial position and results of operations would have been had the wind down occurred on the dates indicated and are not necessarily indicative of our future financial position and future results of operations.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions which management believes are factually supportable, and for income statement purposes, recurring in nature. The adjustments to reflect the wind down of our energy services business include:

•
Reclassification of natural gas sales and transportation and storage services provided by ONEOK Partners, L.P. and its affiliates to energy services, previously eliminated in consolidation, as third-party transactions since such services will continue after the wind down.

•	Adjustment of tax balances to reflect the wind down.

The actual adjustments that would have been made had the wind down occurred on the dates described above may have differed from the pro forma adjustments. However, management believes the adjustments provide a reasonable basis for presenting the significant effects of the wind down, give appropriate effect to the assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

All significant pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma financial statements which should be read in conjunction with such unaudited pro forma financial information.

ONEOK, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2013

(Unaudited)	ONEOK Historical as Previously Presented	Energy Services Abandonment (a)		Pro Forma Adjustments		ONEOK Pro Forma for Abandonment of Energy Services
	(Thousands of dollars, except per share amounts)
Revenues	$14,602,717	$(1,381,636)		$276,290	(b)	$13,497,371
Cost of sales and fuel	12,313,034	(1,554,621)		276,290	(b)	11,034,703
Net margin	2,289,683	172,985		—		2,462,668
Operating expenses
Operations and maintenance	872,125	(11,509)				860,616
Depreciation and amortization	384,377	(276)				384,101
General taxes	118,328	(1,077)				117,251
Total operating expenses	1,374,830	(12,862)		—		1,361,968
Gain (loss) on sale of assets	11,881					11,881
Operating income	926,734	185,847		—		1,112,581
Equity earnings from investments	110,517					110,517
Allowance for equity funds used during construction	30,522					30,522
Other income	24,483	(135)				24,348
Other expense	(17,707)					(17,707)
Interest expense	(334,206)					(334,206)
Income before income taxes	740,343	185,712		—		926,055
Income taxes	(163,382)	(73,542)	(c)			(236,924)
Net income from continuing operations	576,961	112,170		—		689,131
Less: Net income attributable to noncontrolling interests	310,428					310,428
Net income from continuing operations attributable to ONEOK	$266,533	$112,170		$—		$378,703
Net income from continuing operations attributable to ONEOK per share:
Basic	$1.29					$1.84
Diluted	$1.27					$1.81
Average shares (thousands)
Basic	206,044					206,044
Diluted	209,695					209,695
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2012

(Unaudited)	ONEOK Historical as Previously Presented	Energy Services Abandonment (a)		Pro Forma Adjustments		ONEOK Pro Forma for Abandonment of Energy Services
	(Thousands of dollars, except per share amounts)
Revenues	$12,632,559	$(1,421,171)		$299,945	(b)	$11,511,333
Cost of sales and fuel	10,281,718	(1,470,514)		299,945	(b)	9,111,149
Net margin	2,350,841	49,343		—		2,400,184
Operating expenses
Operations and maintenance	806,087	(16,004)				790,083
Depreciation and amortization	335,844	(360)				335,484
Goodwill impairment	10,255	(10,255)				—
General taxes	102,891	(1,410)				101,481
Total operating expenses	1,255,077	(28,029)		—		1,227,048
Gain (loss) on sale of assets	6,736					6,736
Operating income	1,102,500	77,372		—		1,179,872
Equity earnings from investments	123,024					123,024
Allowance for equity funds used during construction	13,648					13,648
Other income	12,504	(147)				12,357
Other expense	(4,925)					(4,925)
Interest expense	(302,305)					(302,305)
Income before income taxes	944,446	77,225		—		1,021,671
Income taxes	(215,195)	(30,581)	(c)			(245,776)
Net income from continuing operations	729,251	46,644		—		775,895
Less: Net income attributable to noncontrolling interests	382,911					382,911
Net income from continuing operations attributable to ONEOK	$346,340	$46,644		$—		$392,984
Net income from continuing operations attributable to ONEOK per share:
Basic	$1.68					$1.91
Diluted	$1.64					$1.87
Average shares (thousands)
Basic	206,140					206,140
Diluted	210,710					210,710
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2011

(Unaudited)	ONEOK Historical as Previously Presented	Energy Services Abandonment (a)		Pro Forma Adjustments		ONEOK Pro Forma for Abandonment of Energy Services
	(Thousands of dollars, except per share amounts)
Revenues	$14,805,794	$(2,274,799)		$361,953	(b)	$12,892,948
Cost of sales and fuel	12,425,435	(2,226,059)		361,953	(b)	10,561,329
Net margin	2,380,359	(48,740)		—		2,331,619
Operating expenses
Operations and maintenance	813,666	(24,477)				789,189
Depreciation and amortization	312,160	(445)				311,715
General taxes	94,657	1,015				95,672
Total operating expenses	1,220,483	(23,907)		—		1,196,576
Gain (loss) on sale of assets	(963)					(963)
Operating income	1,158,913	(24,833)		—		1,134,080
Equity earnings from investments	127,246					127,246
Allowance for equity funds used during construction	2,335					2,335
Other income	1,410	(100)				1,310
Other expense	(9,336)					(9,336)
Interest expense	(297,006)					(297,006)
Income before income taxes	983,562	(24,933)		—		958,629
Income taxes	(226,048)	9,873	(c)			(216,175)
Net income from continuing operations	757,514	(15,060)		—		742,454
Less: Net income attributable to noncontrolling interests	399,150					399,150
Net income from continuing operations attributable to ONEOK	$358,364	$(15,060)		$—		$343,304
Net income from continuing operations attributable to ONEOK per share:
Basic	$1.71					$1.64
Diluted	$1.67					$1.60
Average shares (thousands)
Basic	209,344					209,344
Diluted	214,498					214,498
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2013

(Unaudited)	ONEOK Historical as Previously Presented	Energy Services Abandonment (a)	ONEOK Pro Forma for Abandonment of Energy Services
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$149,313	$(213)	$149,100
Accounts receivable, net	1,549,563	(87,315)	1,462,248
Gas and natural gas liquids in storage	417,077	(62,663)	354,414
Commodity imbalances	82,144	—	82,144
Energy marketing and risk-management assets	1,687	(3,971)	(2,284)
Other current assets	171,018	(25,505)	145,513
Assets of discontinued operations	—	179,667	179,667
Total current assets	2,370,802	—	2,370,802
Property, plant and equipment
Property, plant and equipment	15,536,156	(2,421)	15,533,735
Accumulated depreciation and amortization	3,238,652	(2,142)	3,236,510
Net property, plant and equipment	12,297,504	(279)	12,297,225
Investments and other assets
Investments in unconsolidated affiliates	1,229,838	—	1,229,838
Goodwill and intangible assets	1,182,515	—	1,182,515
Other assets	626,899	(385)	626,514
Assets of discontinued operations	—	664	664
Total investments and other assets	3,039,252	279	3,039,531
Total assets	$17,707,558	$—	$17,707,558
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ONEOK, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2013
(Continued)

(Unaudited)	ONEOK Historical as Previously Presented	Energy Services Abandonment (a)	ONEOK Pro Forma for Abandonment of Energy Services
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,656	$—	$10,656
Notes payable	564,462	—	564,462
Accounts payable	1,503,699	(77,287)	1,426,412
Commodity imbalances	212,136	—	212,136
Energy marketing and risk-management liabilities	4,032	(1,515)	2,517
Other current liabilities	401,422	(39,131)	362,291
Liabilities of discontinued operations	—	117,933	117,933
Total current liabilities	2,696,407	—	2,696,407
Long-term debt, excluding current maturities	7,754,975	—	7,754,975
Deferred credits and other liabilities
Deferred income taxes	1,938,262	35,221	1,973,483
Other deferred credits	472,734	(70,998)	401,736
Liabilities of discontinued operations	—	35,777	35,777
Total deferred credits and other liabilities	2,410,996	—	2,410,996
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 206,618,877 shares at December 31, 2013	2,458	—	2,458
Paid-in capital	1,433,600	—	1,433,600
Accumulated other comprehensive loss	(121,987)	—	(121,987)
Retained earnings	2,020,815	—	2,020,815
Treasury stock, at cost: 39,192,303 shares at December 31, 2013	(997,035)	—	(997,035)
Total ONEOK shareholders’ equity	2,337,851	—	2,337,851
Noncontrolling interests in consolidated subsidiaries	2,507,329	—	2,507,329
Total equity	4,845,180	—	4,845,180
Total liabilities and equity	$17,707,558	$—	$17,707,558
See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

ONEOK, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Adjustments

(a)
On March 31, 2014, we completed the wind down of our energy services business. Amounts presented are the adjustments to remove the historical balances and results of operations for our energy services business from our previous historical consolidated financial statements.

(b)
Represents the reclassification of revenues from natural gas sales and storage and transportation services provided by ONEOK Partners, L.P. and its affiliates and the related cost of sales and fuel previously eliminated in consolidation since such services will continue after the wind down as third-party transactions.

(c)	Represents the tax effect of the pro forma adjustments to income using a blended statutory rate of 39.6 percent for all periods.